Exhibit 3.1g

STATE OF DELAWARE
CERTIFICATE OF DISSOLUTION
(SECTION 275)

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The dissolution of Walker Innovation Inc. has been duly authorized by the Board of Directors and Stockholders in accordance with subsections (a) and (b) of Section 275 or by unanimous consent of Stockholders in accordance with subsection (c) of Section 275 of the General Corporation Law of the State of Delaware.

2. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was November 3, 2006.

3. The date the dissolution was authorized is September 5, 2018.

4. The effective date of the dissolution is September 20, 2018.

4. The names and addresses of the directors and officers of the corporation are as follows:

NAME	TITLE	ADDRESS

Jay S. Walker	Chairman and Director	Two High Ridge Park, Stamford, CT 06905

Jonathan Ellenthal	Vice Chairman and Director	Two High Ridge Park, Stamford, CT 06905

Jonathan A. Siegel	Chief Executive Officer and Director	Two High Ridge Park, Stamford, CT 06905

Nathaniel J. Lipman	Director	Two High Ridge Park, Stamford, CT 06905

Richard J. Salute	Director	Two High Ridge Park, Stamford, CT 06905

Kara Jenny	Chief Financial Officer	Two High Ridge Park, Stamford, CT 06905

By: /s/ Jonathan A. Siegel
           Authorized Officer

Name: Jonathan A. Siegel
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